Exhibit 99.1

For Immediate Release July 26, 2012 Listed: TSX, NYSE	Symbol: POT

Record Offshore Potash Volumes Drive PotashCorp’s Second-Quarter Earnings

Key Performance and Outlook Highlights

•	Record second-quarter earnings prior to a non-cash impairment charge of $341 million ($0.39 per share1)

•	Second-quarter earnings reported at $0.60 per share

•	Offshore potash sales volumes of 2 million tonnes set a new quarterly record

•	Third-quarter 2012 earnings guidance of $0.70-$0.90 per share

•	Maintained full-year 2012 earnings guidance but revised to $2.80-$3.20 per share due to the adjustment for second-quarter impairment charge

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported second-quarter earnings of $0.60 per share ($522 million), which compared to $0.96 per share ($840 million) in the same period last year. While this year’s second-quarter results reflected strong underlying performance, earnings were impacted by notable items, including a $341 million ($0.39 per share) impairment recorded on our investment in Sinofert Holdings Limited (Sinofert) and $29 million ($0.02 per share) in items related to our phosphate segment (included in cost of goods sold).

Accelerating potash demand, including unprecedented offshore sales volumes, and record contribution from our nitrogen operations resulted in gross margin of $1.2 billion for the quarter, the third-best quarterly total in our history and slightly exceeding that of the same period last year. Gross margin for the first six months of 2012 reached $1.9 billion, which trailed the $2.3 billion generated in first-half 2011.

Second-quarter adjusted earnings before finance costs, income taxes, depreciation and amortization, and impairment of available-for-sale investment (adjusted EBITDA) 2 of $1.4 billion and record cash flow prior to working capital changes2 of $1.3 billion were both above those generated in the same period last year, raising the respective six-month totals to $2.2 billion and $1.9 billion.

Our investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile and Sinofert in China contributed $133 million to second-quarter earnings – excluding the impact of the Sinofert impairment charge – up from $119 million for the same quarter in 2011. The market value of our investments in these publicly traded companies equated to approximately $8.6 billion, or $10 per PotashCorp share at market close on July 25, 2012.

“Although certain notable items reduced our reported earnings, the second quarter highlighted the underlying strength of our business,” said PotashCorp President and Chief Executive Officer Bill Doyle. “The acceleration in potash demand that took hold at the end of the first quarter allowed us to deploy our capacity, delivering strong results and creating value for our shareholders.”

Market Conditions

Significant agronomic need and strong crop economics led to increased potash demand during the second quarter. After drawing down existing inventories through the first quarter, all major markets accelerated

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purchases, with offshore shipments from North American producers setting a new quarterly record. Latin American buyers – most notably in Brazil – moved aggressively to keep pace with record movement to the farm level. Offshore demand was further supported by continued strong engagement from Southeast Asian markets as well as significant shipments to China to satisfy first-half contracted volume commitments. In North America, the spring planting season brought increased demand as dealers responded to immediate customer needs, although they continued to take a cautious approach to inventory management in an effort to end the season with minimal carryover. As a result, North American producer domestic sales volumes were 9 percent below last year’s second quarter, while up 71 percent from first-quarter 2012.

In phosphate, second-quarter shipments of solid fertilizer from US producers declined slightly from the same period last year, as improved North American demand largely offset weaker offshore shipments. Dealers in North America were motivated by strong spring demand and a late-season push to begin restocking in light of limited inventories and rising benchmark prices. The increased activity pushed North American second-quarter shipments from US producers 12 percent above those of the comparable period in 2011. Despite strong demand from Latin America, offshore shipments from US producers fell 22 percent from the same period last year as shipments to India dropped sharply in response to delayed contract settlements with major suppliers as well as limited product availability. While benchmark prices remained slightly below those of the previous year, tight US producer inventories resulted in upward movement late in the quarter.

Nitrogen demand remained robust throughout the second quarter, driven by near-record corn plantings in the US – the highest acreage since 1937. This strong demand, in addition to reported production issues in key exporting regions and delays in expected new capacity, resulted in limited North American producer inventories. With tightening supply, prices for ammonia and urea remained strong through most of the quarter before urea markets began to reflect the typical seasonal weakness coming out of the North American planting season.

Potash

Higher prices more than offset the impact of increased production costs and helped push second-quarter potash gross margin to $801 million – slightly above the $793 million generated in the same period last year. This total approached a second-quarter record and raised potash gross margin for the first half to $1.1 billion, which compared to $1.5 billion earned in the first six months of 2011.

Sales volumes for the quarter climbed to 2.6 million tonnes, up from the 2.5 million tonnes sold in the same period last year. Offshore sales volumes reached a record 2 million tonnes, well above the 1.7 million tonnes sold in second-quarter 2011. All markets were active – most notably Latin America, which represented 35 percent of shipments from Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers. China and India were more engaged during the quarter and represented 21 percent and 6 percent of Canpotex shipments, respectively, while markets in Other Asia (36 percent) continued their strong pace. In North America, sales volumes of 0.7 million tonnes significantly exceeded the first-quarter 2012 total but trailed the 0.8 million tonnes sold in the second quarter last year as dealers were determined to exit the planting season with limited inventory. Sales volumes for the first half reached 3.9 million tonnes, below the record 5.3 million tonnes sold in the first six months of 2011 largely because of buyer destocking during the first quarter of this year.

Our average realized potash price of $433 per tonne was 4 percent above the same period last year.

Despite 11 weeks of downtime during the quarter, primarily due to weather-related pond issues at our Patience Lake facility, we achieved a quarterly potash production record that enabled us to keep pace with demand and build inventory in advance of scheduled maintenance and capital downtime in the second half. Increased production had a favorable impact on our per-tonne cost of goods sold for the quarter, but this was more than offset by a greater percentage of production coming from higher-cost facilities, a rise in costs associated with tonnes from Esterhazy and increased depreciation charges.

Phosphate

Second-quarter phosphate gross margin totaled $96 million, compared to $166 million in the same period last year. Strong performance from feed and industrial products (which contributed $53 million in gross margin) was more than offset by lower sales volumes and prices for fertilizer products (which contributed $39 million in gross margin). Our gross margin for the first half of 2012 totaled $248 million, down from $316 million in the same period last year.

Phosphate sales volumes of 0.9 million tonnes were less than the 1 million tonnes sold in the second quarter last year, due to slightly lower production and timing of vessel loadings.

Our average realized phosphate price of $552 per tonne in the second quarter – down from $578 per tonne in the same period of 2011– reflected lower prices for both solid and liquid fertilizers. The decline was partially offset by higher realizations for our feed and industrial products, which typically benefit from more stable pricing.

Per-tonne cost of goods sold for the quarter increased compared to the same period last year. The unfavorable variance was largely due to an $18 million charge for changes to phosphate asset retirement obligations due to a reduction in the discount rate (which compared to an $11 million charge in the second quarter of 2011), an $11 million accrual in second-quarter 2012 for expected costs associated with a workforce reduction at our Aurora facility, and higher costs for purchased rock at Geismar.

Nitrogen

Buoyed by strong demand and pricing, nitrogen contributed a record $302 million in gross margin during the second quarter, surpassing the $209 million generated in the same period last year. Our US operations contributed $176 million to the quarterly total while Trinidad generated $126 million. Totals for the first half of the year reached a record $521 million, significantly above the $412 million in the first six months of 2011.

With sales volumes for the second quarter (1.3 million tonnes) and first half of the year (2.6 million tonnes) relatively flat compared to those periods of 2011, higher realized prices drove improved performance. Strength in urea pricing helped push the average realized price for the second quarter to $436 per tonne, above the $400 per tonne in the same period last year.

Lower natural gas prices in the US were the primary driver of a reduction in nitrogen production costs and helped push our total average natural gas cost for the second quarter, including our hedge, 14 percent below that of the comparable period last year.

Financial

During the second quarter, a $341 million non-tax deductible, non-cash charge related to the impairment of our investment in Sinofert was recorded against net income. This was incurred due to the significant amount by which fair value was below our cost.

After a review of the capital spending requirements for our potash expansion program, we increased the estimate of the remaining cost to complete our New Brunswick project by approximately CDN $500 million.

Total cost estimates have now moved from CDN $1.7 billion to CDN $2.2 billion. This project, which includes developing a new ore body and more closely resembles a greenfield development than our other potash expansions, remains on schedule to reach its estimated operational capability of 1.8 million tonnes per year by 2015. The adjusted cost estimate reflects our expectations for remaining work at New Brunswick and does not impact our estimates for other projects. Total costs for our expansion program are now projected to be CDN $8.2 billion, compared to our previous estimate of CDN $7.7 billion.

General Outlook

Recent weather events have again served as a reminder of the challenge of producing healthy and abundant crops on a sustained basis to meet increasing global needs. With the current drought conditions in the US affecting production, projections for world grain and oilseed supplies have tightened and prices for many crop commodities have moved higher.

While weather is a significant factor in crop production, it is not the sole determinant of success or failure. Proper soil fertility is vital to the production of healthy crops, in good conditions and, more importantly, in less-than-ideal circumstances. Potash, specifically, is essential for plant health during periods of crop stress. Difficult weather conditions in certain parts of the world are proving that nature doesn’t provide a free lunch and appropriate steps must be taken to enhance productivity in order to supply enough food. Even with agricultural advancements and changing technology, addressing the basics of soil science remains one of the most controllable factors in food production.

Today, commodity markets are responding to the pressure on global supplies of crops such as corn and soybeans, driving up prices in an effort to encourage increased planting or ration demand. While focus has been on the US crop, a shortfall in any region has far-reaching effects on global food and fertilizer markets. The importance of soil fertility and crop nutrition is being reinforced in countries like Brazil, where farmers see an opportunity in higher crop prices as they approach their primary planting season, and also in grain-importing countries around the globe which recognize that it is more cost-effective to improve their own yields than import food at higher prices.

We believe the farm production shortfalls expected this year will support an extended period of crop prices at levels that encourage high-yield agriculture, as these deficits are never made up in a single growing season. While economic incentives act as a catalyst for farmers to increase production, higher yields and healthier crops cannot be achieved without proper soil fertility.

We anticipate that these factors will encourage rising demand for our products, specifically potash, in the years ahead. Although we believe the push to improve soil fertility will be significant, replenishing nutrients in the soil – like responding to the challenge of rebuilding global grain inventories – does not occur over a single growing season or within the confines of one calendar year. We see this beginning to unfold through the balance of the year, and anticipate strong second-half potash shipments. We maintain our global demand estimate of 53-56 million tonnes for 2012, but our expectation of weaker Indian demand is likely to result in totals at the lower end of this range.

Potash Market Update

In North America, potash inventories are limited throughout the distribution chain as dealers worked to end the spring planting season with near-empty bins. The significant under-application of potash on this current crop, along with the expectation of an early harvest, is likely to result in strong demand at the farm level. Although drought conditions in many parts of the US are keeping some dealers from committing too far in advance of their order books, we anticipate record domestic potash shipments in the second half of the year.

Potash demand in Latin America has accelerated after a slow start to 2012. Soybean and corn acreage are expected to increase in response to strong economic motivators and, with potassium-deficient soils in this region, more potash will be required to support higher yields. We believe shipments to this market will remain robust through its typical heavy import season (April through October) and, given the strength of corn economics, anticipate demand could remain at elevated levels even late in the year as farmers prepare for increased corn plantings.

Shipments to China under a first-half potash supply contract between Canpotex and Sinofert were largely completed by the end of June and discussions for a second-half agreement are currently underway. China’s internal demand remains strong and we expect an increased emphasis on addressing nutrient shortfalls to enhance crop productivity as a means of reducing its reliance on imported commodities such as soybeans and corn. We continue to forecast significant potash requirements through the balance of the year, rising as we move into 2013.

Changes in India’s nutrient subsidy policies have contributed to higher retail potash prices and continue to impair near-term potash demand. While food inflation remains a major concern in India, fertilizer subsidy policies continue to impede the improvements to nutrient balance necessary to improve yields. Shipments under Canpotex’s existing potash contracts are now complete and we do not anticipate new contracts will be settled until late in the third quarter of this year, at the earliest. For 2012, we estimate India will likely import at the low end of our previous demand estimate (3.5-4.5 million tonnes), but anticipate a significant return to the market in 2013.

Demand for potash in Asian countries outside of China and India remains strong, with tremendous agronomic need and supportive farmer economics for key crops grown in the region. While demand in the first half declined due to inventories carried over from record shipments last year, we expect robust potash shipments through the remainder of 2012.

Financial Outlook

In this environment, we estimate our 2012 potash segment gross margin will be in the range of $2.6 billion to $2.8 billion. While total shipments for the year are still expected to be in the range of 8.8-9.2 million tonnes, higher production costs – along with slightly lower realizations in the second half – are the primary drivers of the revised gross margin range. With our potash production expected to decline in the third quarter as a result of significant scheduled maintenance and capital downtime, we anticipate a higher per-tonne cost of goods sold compared to the second quarter. Based on our estimated annual operational capability of 11.8 million tonnes, and the sales volumes guidance noted above, we anticipate additional downtime may be required in the latter part of the year.

Relatively tight global supply and strong demand in the US and Latin America are expected to support improved phosphate margins throughout the balance of 2012. We expect volumes and pricing to remain relatively similar to those achieved in the first half of 2012, with our fertilizer segment anticipated to benefit from the strengthening of solid phosphate fertilizer prices that began late in the second quarter.

In nitrogen, the likelihood of another historically large planting year for corn is expected to support significant fall fertilizer applications. While we anticipate ongoing volatility in nitrogen markets due to fluctuating import levels and uncertainty around the availability of new capacity, we expect urea and ammonia prices to remain high through the second half of the year.

In this environment, we estimate our combined phosphate and nitrogen gross margin for 2012 will be in the range of $1.4 billion to $1.6 billion.

For 2012, we now anticipate capital expenditures (excluding capitalized interest and major repairs and maintenance) to be $2.2 billion, with the majority of the increased cost estimate for our New Brunswick project likely to be reflected in 2013.

Based on these conditions, we expect third-quarter net income per share to be in the range of $0.70 to $0.90. We have revised our 2012 full-year earnings estimates to $2.80 to $3.20 per share, reflecting the adjustment for the second-quarter Sinofert impairment charge and other factors noted above. Based on this annual guidance, we anticipate operating cash flow prior to working capital changes will reach record levels for the year.

Conclusion

“We enter the second half of 2012 with a reminder that food production – and proper crop nutrition – cannot be taken for granted,” said Doyle. “Over the past several years, we have continued to anticipate and prepare for the needs of an increasing global population, investing in potash capacity that can support improved crop yields around the world. With our potash expansions well on their way to completion and the majority of related capital spending behind us, we expect to deliver – for the customers and farmers who rely on our products, the investors who provide the capital to make it possible and the many stakeholders who are helping us lay the foundation for an even stronger future.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and third largest producer of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Web Site: www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in competitive pressures, including pricing pressures; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations with major markets; the European sovereign debt crisis and the recent downgrade of US sovereign debt and political concern over budgetary matters; timing and impact of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; unexpected or adverse weather conditions; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; strikes or other forms of work stoppage or slowdowns; changes in and the effects of, government policies and regulations; security risks related to our information technology systems and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2011 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, July 26, 2012 at 1:00 pm Eastern Time.

Telephone Conference:	Dial-in numbers:
	–	From Canada and the US:	1-877-881-1303
	–	From Elsewhere:	1-412-902-6510

Live Webcast:	Visit www.potashcorp.com
	–	Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	June 30, 2012	December 31, 2011

Assets
Current assets
Cash and cash equivalents	$491	$430
Receivables	1,254	1,195
Inventories	721	731
Prepaid expenses and other current assets	66	52
	2,532	2,408
Non-current assets
Property, plant and equipment	10,522	9,922
Investments in equity-accounted investees	1,204	1,187
Available-for-sale investments (Note 2)	2,132	2,265
Other assets	318	360
Intangible assets	116	115
Total Assets	$16,824	$16,257

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt	$690	$832
Payables and accrued charges	979	1,295
Current portion of derivative instrument liabilities	69	67
	1,738	2,194
Non-current liabilities
Long-term debt	3,464	3,705
Derivative instrument liabilities	190	204
Deferred income tax liabilities	1,222	1,052
Pension and other post-retirement benefit liabilities	698	552
Asset retirement obligations and accrued environmental costs	638	615
Other non-current liabilities and deferred credits	93	88
Total Liabilities	8,043	8,410

Shareholders’ Equity
Share capital	1,490	1,483
Unlimited authorization of common shares without par value; issued and outstanding 859,137,360 and 858,702,991 at June 30, 2012 and December 31, 2011, respectively
Contributed surplus	315	291
Accumulated other comprehensive income	1,031	816
Retained earnings	5,945	5,257
Total Shareholders’ Equity	8,781	7,847
Total Liabilities and Shareholders’ Equity	$16,824	$16,257

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share amounts)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011

Sales (Note 3)	$2,396	$2,325	$4,142	$4,529
Freight, transportation and distribution	(123)	(132)	(227)	(281)
Cost of goods sold	(1,074)	(1,025)	(2,018)	(1,984)
Gross Margin	1,199	1,168	1,897	2,264
Selling and administrative expenses	(56)	(55)	(113)	(130)
Provincial mining and other taxes	(72)	(60)	(100)	(94)
Share of earnings of equity-accounted investees	68	66	143	117
Dividend income	67	53	67	53
Impairment of available-for-sale investment (Note 2)	(341)	—	(341)	—
Other (expenses) income	(8)	3	(11)	(10)
Operating Income	857	1,175	1,542	2,200
Finance costs	(31)	(38)	(65)	(88)
Income Before Income Taxes	826	1,137	1,477	2,112
Income taxes (Note 5)	(304)	(297)	(464)	(540)
Net Income	$522	$840	$1,013	$1,572

Net Income per Share (Note 6)
Basic	$0.61	$0.98	$1.18	$1.84
Diluted	$0.60	$0.96	$1.16	$1.79

Dividends Declared per Share	$0.14	$0.07	$0.28	$0.14

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(Net of related income taxes)	2012	2011	2012	2011

Net Income	$522	$840	$1,013	$1,572
Other comprehensive income (loss)
Net decrease in net unrealized gain on available-for-sale investments (1)	(256)	(97)	(134)	(368)
Reclassification to income of unrealized loss on impaired available-for-sale investment (Note 2)	341	—	341	—
Net actuarial loss on defined benefit plans (2)	(73)	—	(84)	—
Net loss on derivatives designated as cash flow hedges (3)	(2)	(13)	(15)	—
Reclassification to income of net loss on cash flow hedges (4)	13	14	25	28
Other	(2)	2	(2)	—
Other Comprehensive Income (Loss)	21	(94)	131	(340)
Comprehensive Income	$543	$746	$1,144	$1,232

(1)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.

(2)	Net of income taxes of $44 (2011 — $NIL) for the three months ended June 30, 2012 and $48 (2011 — $NIL) for the six months ended June 30, 2012.

(3)

Cash flow hedges are comprised of natural gas derivative instruments and are net of income taxes of $2 (2011 — $8) for the three months ended June 30, 2012 and $10 (2011 — $NIL) for the six months ended June 30, 2012.

(4)	Net of income taxes of $(8) (2011 — $(8)) for the three months ended June 30, 2012 and $(16) (2011 — $(16)) for the six months ended June 30, 2012.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Net actuarial loss on defined benefit plans(1)	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance — December 31, 2011	$1,483	$291	$982	$(168)	$—	$2	$816	$5,257	$7,847
Net income	—	—	—	—	—	—	—	1,013	1,013
Other comprehensive income (loss)	—	—	207	10	(84)	(2)	131	—	131
Effect of share-based compensation	—	25	—	—	—	—	—	—	25
Dividends declared	—	—	—	—	—	—	—	(241)	(241)
Issuance of common shares	7	(1)	—	—	—	—	—	—	6
Transfer of actuarial losses on defined benefit plans	—	—	—	—	84	—	84	(84)	—
Balance — June 30, 2012	$1,490	$315	$1,189	$(158)	$—	$—	$1,031	$5,945	$8,781

(1)	Any amounts incurred during a period are closed out to retained earnings at each period-end. Therefore, no balance exists in the reserve at beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011

Operating Activities
Net income	$522	$840	$1,013	$1,572

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	157	128	285	252
Share-based compensation	2	5	18	19
Impairment of available-for-sale investment (Note 2)	341	—	341	—
Realized excess tax benefit related to share-based compensation	1	11	3	23
Provision for deferred income tax	152	78	204	153
Net distributed (undistributed) earnings of equity-accounted investees	57	1	(16)	(50)
Asset retirement obligations and accrued environmental costs	23	15	10	18
Other long-term liabilities and miscellaneous	19	(8)	41	(18)
Subtotal of adjustments	752	230	886	397

Changes in non-cash operating working capital
Receivables	(43)	24	6	(189)
Inventories	18	6	44	(21)
Prepaid expenses and other current assets	(2)	12	(16)	12
Payables and accrued charges	(25)	(48)	(339)	(17)
Subtotal of changes in non-cash operating working capital	(52)	(6)	(305)	(215)
Cash provided by operating activities	1,222	1,064	1,594	1,754

Investing Activities
Additions to property, plant and equipment	(483)	(492)	(959)	(933)
Purchase of non-current investments	—	—	(1)	—
Other assets and intangible assets	6	(3)	(13)	(3)
Cash used in investing activities	(477)	(495)	(973)	(936)

Financing Activities
Repayment of long-term debt obligations	(2)	(600)	(2)	(600)
(Repayment of) proceeds from short-term debt obligations	(552)	94	(384)	(159)
Dividends	(118)	(60)	(177)	(88)
Issuance of common shares	1	7	3	25
Cash used in financing activities	(671)	(559)	(560)	(822)
Increase (Decrease) in Cash and Cash Equivalents	74	10	61	(4)
Cash and Cash Equivalents, Beginning of Period	417	398	430	412
Cash and Cash Equivalents, End of Period	$491	$408	$491	$408

Cash and cash equivalents comprised of:
Cash	$86	$56	$86	$56
Short-term investments	405	352	405	352
	$491	$408	$491	$408

Supplemental cash flow disclosure
Interest paid	$64	$92	$102	$133
Income taxes paid	$176	$149	$492	$324

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2012

(in millions of US dollars except share and per-share amounts)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting policies used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the 2011 annual consolidated financial statements.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2011 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in August 2012.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Available-for-Sale Investments

The company assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. In the case of equity instruments classified as available-for-sale, for which unrealized gains and losses are generally recognized in Other Comprehensive Income (“OCI”), a significant or prolonged decline in the fair value of the investment below its cost may be evidence that the asset is impaired. When objective evidence of impairment exists, the impaired amount (i.e., the unrealized loss) is recognized in net income; any subsequent reversals would be recognized in OCI and would not flow back into net income.

At June 30, 2012, the company assessed whether there was objective evidence that its available-for-sale investment in Sinofert Holdings Limited (“Sinofert”) was impaired. The fair value of the investment, recorded in the consolidated statements of financial position, was $238 compared to the cost of $579. Factors considered in assessing impairment included the length of time and extent to which fair value had been below cost. The company concluded that objective evidence of impairment existed as at June 30, 2012 due to the significance by which fair value was below cost. As a result, the company recognized an impairment loss of $341 in net income for the three and six months ended June 30, 2012 (2011—$NIL). The recoverable amount was based on fair value less costs to sell which was determined through the value of Sinofert on the Hong Kong Stock Exchange.

3. Segment Information

The company has three reportable operating segments: potash, phosphate and nitrogen. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended June 30, 2012
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$1,185	$569	$642	$—	$2,396
Freight, transportation and distribution	(55)	(44)	(24)	—	(123)
Net sales — third party	1,130	525	618	—
Cost of goods sold	(329)	(429)	(316)	—	(1,074)
Gross margin	801	96	302	—	1,199
Depreciation and amortization	(56)	(64)	(35)	(2)	(157)
Inter-segment sales	—	—	50	—	—
Cash flows for additions to property, plant and equipment	338	49	82	14	483

	Three Months Ended June 30, 2011
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$1,121	$633	$571	$—	$2,325
Freight, transportation and distribution	(70)	(40)	(22)	—	(132)
Net sales — third party	1,051	593	549	—
Cost of goods sold	(258)	(427)	(340)	—	(1,025)
Gross margin	793	166	209	—	1,168
Depreciation and amortization	(37)	(57)	(32)	(2)	(128)
Inter-segment sales	—	—	39	—	—
Cash flows for additions to property, plant and equipment	398	45	46	3	492

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2012

(in millions of US dollars except share and per-share amounts)

(unaudited)

	Six Months Ended June 30, 2012
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$1,768	$1,182	$1,192	$—	$4,142
Freight, transportation and distribution	(89)	(85)	(53)	—	(227)
Net sales — third party	1,679	1,097	1,139	—
Cost of goods sold	(551)	(849)	(618)	—	(2,018)
Gross margin	1,128	248	521	—	1,897
Depreciation and amortization	(86)	(124)	(70)	(5)	(285)
Inter-segment sales	—	—	92	—	—
Cash flows for additions to property, plant and equipment	681	99	155	24	959

	Six Months Ended June 30, 2011
	Potash	Phosphate	Nitrogen	All Others	Consolidated
Sales	$2,230	$1,182	$1,117	$—	$4,529
Freight, transportation and distribution	(153)	(83)	(45)	—	(281)
Net sales — third party	2,077	1,099	1,072	—
Cost of goods sold	(541)	(783)	(660)	—	(1,984)
Gross margin	1,536	316	412	—	2,264
Depreciation and amortization	(79)	(104)	(65)	(4)	(252)
Inter-segment sales	—	—	77	—	—
Cash flows for additions to property, plant and equipment	745	92	64	32	933

4. Share-Based Compensation

On May 17, 2012, the company’s shareholders approved the 2012 Performance Option Plan under which the company may, after February 21, 2012 and before January 1, 2013, grant options to acquire up to 3,000,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of the grant, and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of June 30, 2012, options to purchase a total of 1,499,300 common shares had been granted under the plan. The weighted average fair value of options granted was $16.33 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Exercise price per option	$39.36
Expected dividend per share	$0.56
Expected volatility	53%
Risk-free interest rate	1.06%
Expected life of options	5.5 years

5. Income Taxes

A separate estimated average annual effective tax rate is determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

For the three months ended June 30, 2012, the company’s income tax expense was $304 (2011 — $297). For the six months ended June 30, 2012, the company’s income tax expense was $464 (2011 — $540). The actual effective tax rates on ordinary earnings for the three and six months ended June 30, 2012 were 26 percent and 25 percent, respectively (2011 — 26 percent and 27 percent, respectively). The actual effective tax rates including discrete items for the three and six months ended June 30, 2012 were 37 percent and 31 percent, respectively (2011 — 26 percent for both periods). The impairment of the company’s available-for-sale investment in Sinofert is not deductible for tax purposes. Total discrete tax adjustments that impacted the rate in the three months ended June 30, 2012 resulted in an income tax expense of $5. Total discrete tax adjustments that impacted the rate in the six months ended June 30, 2012 resulted in an income tax expense of $3 compared to an income tax recovery of $24 in the same period last year. A significant item recorded in first-quarter 2011 was a current tax recovery of $21 for previously paid withholding taxes.

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2012

(in millions of US dollars except share and per-share amounts)

(unaudited)

6. Net Income Per Share

Basic net income per share for the quarter was calculated on the weighted average shares issued and outstanding for the three months ended June 30, 2012 of 858,988,000 (2011 — 854,997,000). Basic net income per share for the six months ended June 30, 2012 was calculated based on the weighted average shares issued and outstanding for the period of 858,888,000 (2011 — 854,518,000).

Diluted net income per share was calculated based on the weighted average number of shares issued and outstanding during the period. The denominator was: (1) increased by the total of the additional common shares that would have been issued assuming the exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation was based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect were dilutive. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended June 30, 2012 was 875,507,000 (2011 — 876,527,000) and for the six months ended June 30, 2012 was 875,813,000 (2011 — 876,612,000).

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011

Potash Sales (tonnes — thousands)
Manufactured Product
North America	651	831	1,051	1,923
Offshore	1,955	1,690	2,804	3,386
Manufactured Product	2,606	2,521	3,855	5,309

Potash Net Sales
(US $ millions)
Sales	$1,185	$1,121	$1,768	$2,230
Freight, transportation and distribution	(55)	(70)	(89)	(153)
Net Sales	$1,130	$1,051	$1,679	$2,077

Manufactured Product
North America	$326	$409	$525	$875
Offshore	803	640	1,147	1,195
Other miscellaneous and purchased product	1	2	7	7
Net Sales	$1,130	$1,051	$1,679	$2,077

Manufactured Product
Average Realized Sales Price per MT
North America	$502	$492	$500	$455
Offshore	$411	$379	$409	$353
Average	$433	$416	$434	$390
Cost of Goods Sold per MT	$(125)	$(101)	$(142)	$(101)
Gross Margin per MT	$308	$315	$292	$289

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011

Phosphate Sales (tonnes — thousands)
Manufactured Product
Fertilizer	619	696	1,256	1,300
Feed and Industrial	317	317	610	606
Manufactured Product	936	1,013	1,866	1,906

Phosphate Net Sales
(US $ millions)
Sales	$569	$633	$1,182	$1,182
Freight, transportation and distribution	(44)	(40)	(85)	(83)
Net Sales	$525	$593	$1,097	$1,099

Manufactured Product
Fertilizer	$308	$392	$671	$719
Feed and Industrial	208	194	409	366
Other miscellaneous and purchased product	9	7	17	14
Net Sales	$525	$593	$1,097	$1,099

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$498	$562	$534	$553
Feed and Industrial	$656	$611	$670	$603
Average	$552	$578	$579	$569
Cost of Goods Sold per MT	$(454)	$(417)	$(450)	$(407)
Gross Margin per MT	$98	$161	$129	$162

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011

Average Natural Gas Production Cost per MMBtu	$5.31	$6.21	$5.03	$6.02
Nitrogen Sales (tonnes — thousands)
Manufactured Product
Ammonia	517	514	1,033	1,028
Urea	295	316	629	647
Nitrogen solutions/Nitric acid/Ammonium nitrate	493	469	933	964
Manufactured Product	1,305	1,299	2,595	2,639

Fertilizer sales tonnes	432	448	807	836
Industrial/Feed sales tonnes	873	851	1,788	1,803
Manufactured Product	1,305	1,299	2,595	2,639

Nitrogen Net Sales
(US $ millions)
Sales	$642	$571	$1,192	$1,117
Freight, transportation and distribution	(24)	(22)	(53)	(45)
Net Sales	$618	$549	$1,139	$1,072

Manufactured Product
Ammonia	$265	$280	$495	$524
Urea	181	130	335	268
Nitrogen solutions/Nitric acid/Ammonium nitrate	124	110	234	222
Other miscellaneous and purchased product	48	29	75	58
Net Sales	$618	$549	$1,139	$1,072

Fertilizer net sales	$233	$191	$388	$335
Industrial/Feed net sales	337	329	676	679
Other miscellaneous and purchased product	48	29	75	58
Net Sales	$618	$549	$1,139	$1,072

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$512	$545	$480	$510
Urea	$613	$413	$533	$414
Nitrogen solutions/Nitric acid/Ammonium nitrate	$251	$234	$250	$230
Average	$436	$400	$410	$384
Fertilizer average price per MT	$541	$428	$481	$401
Industrial/Feed average price per MT	$385	$386	$378	$376
Average	$436	$400	$410	$384
Cost of Goods Sold per MT	$(222)	$(248)	$(223)	$(235)
Gross Margin per MT	$214	$152	$187	$149

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2012	2011

December 31		1.0170
June 30	1.0191	0.9643
Second-quarter average conversion rate	0.9988	0.9676

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011

Production
Potash production (KCl Tonnes — thousands)	2,807	2,570	4,382	5,162
Potash shutdown weeks (1)	11	—	40	—
Phosphate production (P2O5 Tonnes — thousands)	500	552	986	1,084
Phosphate P2O5 operating rate	84%	93%	83%	91%
Nitrogen production (N Tonnes — thousands)	697	705	1,378	1,391

Shareholders
PotashCorp’s shareholder return	-4%	-3%	7%	11%

Customers
Product tonnes involved in customer complaints vs three-year average (for second quarter/first half of prior three years, as applicable)	41%	N/A	-32%	N/A

Community
Taxes and royalties ($ millions) (2)	262	305	350	531

Employees
Annualized turnover rate (excluding retirements)	4%	4%	4%	4%

Safety
Total site severity injury rate (per 200,000 work hours) (3)	0.44	0.49	0.47	0.61

Environment
Environmental incidents (4)	5	5	12	8

As at	June 30, 2012	December 31, 2011

Number of employees
Potash	2,685	2,520
Phosphate	1,946	1,975
Nitrogen	779	775
Other	429	433

Total	5,839	5,703

(1)	Excludes planned routine annual maintenance shutdowns.
(2)	Includes current income taxes, potash production tax, resource surcharge, royalties, municipal taxes and other miscellaneous taxes less investment tax credits calculated on an accrual basis.
(3)	Total of lost-time injuries and modified work injuries (as defined in our 2011 Annual Report). Total site includes PotashCorp employees, contractors and all others on site.
(4)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2011 Annual Report).

N/A = Not applicable

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A.   EBITDA, ADJUSTED EBITDA AND EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Net income	$522	$840	$1,013	$1,572
Finance costs	31	38	65	88
Income taxes	304	297	464	540
Depreciation and amortization	157	128	285	252
EBITDA	$1,014	$1,303	$1,827	$2,452
Impairment of available-for-sale investment	341	—	341	—
Adjusted EBITDA	$1,355	$1,303	$2,168	$2,452

EBITDA is calculated as earnings before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as earnings before finance costs, income taxes, depreciation and amortization, certain gains and losses on disposal of assets and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Sales	$2,396	$2,325	$4,142	$4,529
Freight, transportation and distribution	(123)	(132)	(227)	(281)
Net sales	$2,273	$2,193	$3,915	$4,248

Net income as a percentage of sales	22%	36%	24%	35%
Adjusted EBITDA margin	60%	59%	55%	58%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these expenses individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B.   CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Cash flow prior to working capital changes	$1,274	$1,070	$1,899	$1,969
Changes in non-cash operating working capital
Receivables	(43)	24	6	(189)
Inventories	18	6	44	(21)
Prepaid expenses and other current assets	(2)	12	(16)	12
Payables and accrued charges	(25)	(48)	(339)	(17)
Changes in non-cash operating working capital	(52)	(6)	(305)	(215)
Cash provided by operating activities	$1,222	$1,064	$1,594	$1,754
Additions to property, plant and equipment	(483)	(492)	(959)	(933)
Other assets and intangible assets	6	(3)	(13)	(3)
Changes in non-cash operating working capital	52	6	305	215
Free cash flow	$797	$575	$927	$1,033

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.